Exhibit 99.1 State Street Corporation One Congress Street Boston, MA 02114 NYSE: STT www.statestreet.com
Boston, MA… October 15, 2024 News Release

STATE STREET REPORTS RECORD EPS OF $2.26 IN THIRD QUARTER 2024
% changes noted below reflect year-over-year 3Q comparisons
NEW INVESTMENT SERVICING AUC/A WINS OF $466 BILLION
RECORD GLOBAL ADVISORS NET INFLOWS OF $100 BILLION
REVENUE UP 21%; UP 9% EXCLUDING NOTABLE ITEMS(a)
•FEE REVENUE UP 11%; UP 7% EXCLUDING NOTABLE ITEMS(a)
•NET INTEREST INCOME UP 16%
POSITIVE FEE AND TOTAL OPERATING LEVERAGE; ROE OF 12%

Ron O'Hanley, Chairman and Chief Executive Officer: "We delivered strong financial performance and significant momentum across most business lines in the third quarter, all while supporting our clients in a dynamic operating environment. Our revenue performance reflected broad-based fee growth and higher NII, which drove positive fee and total operating leverage relative to the year-ago quarter."

O'Hanley added: "Within Investment Services, we generated $466 billion of new AUC/A wins and reported two new Alpha mandates. Our Global Markets franchise continued to benefit from increased levels of client penetration, and at Global Advisors, we achieved record quarterly net inflows of $100 billion, supported by a record quarter for our Cash business."

O'Hanley concluded: "I am encouraged by the strength of our results, which, combined with our strong balance sheet, enabled us to increase capital return relative to the prior quarter, as we repurchased $450 million of common shares in the third quarter. As we look ahead, we remain focused on delivering full-year positive fee and total operating leverage through continued execution and ongoing transformation and productivity improvement, as well as returning excess capital to our shareholders."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	3Q24	2Q24	3Q23	% QoQ		% YoY
Income statement:
Total fee revenue	$2,616	$2,456	$2,361	7%		11%
Net interest income	723	735	624	(2)		16
Other income	(80)	—	(294)	nm		73
Total revenue	3,259	3,191	2,691	2		21
Provision for credit losses	26	10	—	nm		nm
Total expenses	2,308	2,269	2,180	2		6
Net income	730	711	422	3		73

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$2.26	$2.15	$1.25	5%		81%
Return on average common equity (ROE)	12.0%	11.9%	7.3%	0.1%	pts	4.7%	pts
Pre-tax margin	28.4	28.6	19.0	(0.2)%	pts	9.4%	pts
AUC/A ($ billions)(1)	$46,759	$44,312	$40,017	6%		17%
AUM ($ billions)(1)	4,732	4,369	3,672	8		29

(1) As of period-end.

(a) See "3Q24 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Elizabeth Lynn +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

3Q24 HIGHLIGHTS
(All comparisons are to 3Q23, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 17% to $46.8 trillion, primarily driven by higher quarter-end market levels, net new business and client flows
•Investment Management AUM as of quarter-end increased 29% to $4.7 trillion, reflecting higher quarter-end market levels and record quarterly net inflows in 3Q24

New business and strategy execution(a)
•New wins in 3Q24
◦New servicing fee revenue wins: New servicing fee revenue wins of $84 million, with the majority driven by Back office wins
◦AUC/A wins: New servicing AUC/A wins of $466 billion, with the majority from Asset Managers
•To be installed in future periods as of 3Q24
◦Servicing fee revenue to be installed: Quarter-end servicing fee revenue of $288 million to be installed in future periods
◦AUC/A to be installed: Quarter-end AUC/A of $2.4 trillion to be installed in future periods
•State Street Alpha®: Reported 2 new mandate wins in 3Q24, for a total of 5 mandate wins year-to-date
•Front Office Software and Data: Continued momentum in SaaS client implementations and conversions increased ARR to $356 million, up 19%
•Investment Management: Record $100 billion of total net inflows, driven by record Cash inflows of $54 billion and broad strength across both the ETF and Institutional businesses
•Markets & Financing: Named Best FX Bank for Client Service, Best FX Bank for Research, Best FX Trading Technology Solution and Best Technology Provider for FX Data Management in the Euromoney 2024 FX Awards(b)
•
Revenue
•Total revenue increased 21%, primarily driven by the impact of a notable item in the prior year period. Excluding notable items,(c) total revenue increased 9%, reflecting both higher Fee revenue and Net interest income (NII)
•Fee revenue increased 11%, primarily reflecting higher Other fee revenue, FX trading services revenue, Management fees and Servicing fees
◦Servicing fees increased 3%
◦Management fees increased 10%
◦FX trading services increased 19%
◦Securities finance increased 13%
◦Software and processing fees increased 11%
◦Other fee revenue increased $81 million, primarily driven by the gain on sale of an equity investment
•NII increased 16%, primarily reflecting higher investment securities yields and loan growth, partially offset by deposit mix shift

(a) See the "In This News Release" section for explanations of AUC/A, new servicing fee revenue wins and Front office software and data annual recurring revenue (ARR).
(b) State Street was recognized in Euromoney Magazine’s 2024 FX Awards across four categories: Best FX Bank for Client Service, Best FX Bank for Research, Best FX Trading Technology Solution and Best Technology Provider for FX Data Management.
(c) Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Expenses
•Total expenses increased 6% as higher business investments as well as revenue and performance-related costs were partially offset by productivity savings from ongoing organizational process improvements and initiatives, including from the joint venture consolidations in India
◦Compensation and employee benefits increased 5%
◦Information systems and communications increased 13%
◦Transaction processing services increased 6%
◦Occupancy increased 4%
◦Other expenses increased 4%

Notable items

(Dollars in millions, except EPS amounts)	3Q24	2Q24	3Q23

Investment portfolio repositioning(a)	$(81)	$—	$(294)

Gain on sale of an equity investment	66	—	—

Revenue-related recovery	15	—	—

Total notable items (pre-tax)	$—	$—	$(294)

Income tax impact from notable items	—	—	(79)

EPS impact	$—	$—	$(0.68)

•Loss on sale of $81 million related to the repositioning of the investment portfolio reflected in 3Q24 Other Income
•Gain on sale of an equity investment of $66 million in 3Q24 reflected in Other fee revenue
•Revenue-related recovery of $15 million in 3Q24 associated with the proceeds from a 2018 FX benchmark litigation resolution reflected in FX trading services

Capital and liquidity
•Standardized common equity tier 1 (CET1) ratio at quarter-end of 11.6% increased 0.6% points compared to 3Q23, and increased 0.4% points compared to 2Q24, both primarily due to capital generated from earnings and improved accumulated other comprehensive income (AOCI), partially offset by continued capital return and higher risk-weighted assets (RWA)
•Liquidity coverage ratio (LCR) for State Street Corporation was approximately 107%, and LCR for State Street Bank and Trust was approximately 129%
•In 3Q24, State Street returned a total of $674 million of capital to common shareholders, or approximately 100% of net income available to common shareholders, consisting of $450 million of share repurchases and $224 million (or $0.76 per share) of declared dividends

(a) In 3Q24 and 3Q23, loss on sale of investment securities of $81 million and $294 million, respectively, related to the repositioning of certain investment securities, which is reflected in Other income.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	3Q24	2Q24	3Q23	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1)(2)	$46,759	$44,312	$40,017	6%	17%
Assets under Management (AUM)(2)	4,732	4,369	3,672	8	29

Market Indices:(3)
S&P 500 EOP	5,762	5,460	4,288	6	34
S&P 500 Daily Average	5,543	5,247	4,458	6	24
MSCI EAFE EOP	2,469	2,315	2,031	7	22
MSCI EAFE Daily Average	2,380	2,325	2,113	2	13
MSCI Emerging Markets EOP	1,171	1,086	953	8	23
MSCI Emerging Markets Daily Average	1,092	1,063	992	3	10
MSCI ACWI EOP	852	802	657	6	30
MSCI ACWI Daily Average	817	782	683	4	20
Bloomberg Global Aggregate Bond Index EOP	488	456	436	7	12
Bloomberg Global Aggregate Bond Index Daily Average	475	456	448	4	6

Foreign Exchange Volatility Indices:(3)
CBOE Volatility Index (VIX) Daily Average	17.1	14.0	15.0	22	14
JPM G7 Volatility Index Daily Average	8.0	7.2	8.1	11	(2)
JPM Emerging Market Volatility Index Daily Average	8.3	7.1	8.7	16	(5)

Specials Volumes:(3)
S&P Global Industry Specials Average Volume	68,900	69,876	79,694	(1)	(14)
S&P U.S. Industry Specials Average Volume	35,809	31,021	40,805	15	(12)

Average Foreign Exchange Rates:
EUR vs. USD	1.099	1.076	1.088	2	1
GBP vs. USD	1.301	1.261	1.266	3	3
(1) Includes quarter-end assets under custody of $33,667 billion, $32,161 billion and $29,113 billion, as of 3Q24, 2Q24, and 3Q23, respectively.
(2) As of period-end.
(3) The index names listed are service marks of their respective owners. S&P Global Specials and S&P U.S. Specials Volumes sourced from S&P Global Market Intelligence.

INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	3Q24	2Q24	1Q24	4Q23	3Q23
North America - (U.S. Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$(121)	$(111)	$(3)	$(207)	$(111)
Money Market	278	62	31	154	132
ETF	288	206	191	265	110
Total Flows(3)	$444	$157	$219	$212	$131

EMEA - Morningstar Direct Market Data:(1)(4)
Long Term Funds	$76	$52	$7	$(66)	$(40)
Money Market	127	39	29	130	47
ETF	63	57	47	51	31
Total Flows(3)	$266	$148	$83	$115	$38

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. See endnotes included in the "In This News Release" section.
(2) 3Q24 data for North America includes actuals for July and August 2024 and Morningstar estimates for September 2024.
(3) Line items may not sum to total due to rounding.
(4) 3Q24 data for EMEA is on a rolling three-month basis for June through August 2024, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	3Q24	2Q24	3Q23	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$15,253	$14,573	$13,145	5%	16%
Mutual funds	12,223	11,645	10,313	5	19
Pension products	9,339	8,916	8,255	5	13
Insurance and other products	9,944	9,178	8,304	8	20
Total Assets Under Custody and/or Administration	$46,759	$44,312	$40,017	6%	17%
By asset class:
Equities	$27,715	$26,291	$22,971	5%	21%
Fixed-income	12,027	11,303	10,688	6	13
Short-term and other investments(2)	7,017	6,718	6,358	4	10
Total Assets Under Custody and/or Administration	$46,759	$44,312	$40,017	6%	17%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.
(2) Short-term and other investments includes derivatives, cash and cash equivalents and other instruments.

INVESTMENT MANAGEMENT AUM
The following tables present 3Q24 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)(2)	Total
Beginning balance as of June 30, 2024	$2,759	$583	$483	$349	$195	$4,369
Net asset flows:
Long-term institutional(3)	7	1	—	2	(1)	9
ETF	27	6	—	—	4	37
Cash fund	—	—	54	—	—	54
Total flows, net	$34	$7	$54	$2	$3	$100
Market appreciation/(depreciation)	152	20	5	18	13	208
Foreign exchange impact	32	13	1	6	3	55
Total market and foreign exchange impact	$184	$33	$6	$24	$16	$263

Ending balance as of September 30, 2024	$2,977	$623	$543	$375	$214	$4,732

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) AUM for passive alternative investments has been revised from prior presentations.
(3) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	3Q24	2Q24(1)	1Q24(1)	4Q23(1)	3Q23(1)
Beginning balance	$4,369	$4,299	$4,102	$3,672	$3,787
Net asset flows:
Long-term institutional(2)	9	(8)	(24)	(2)	(30)
ETF	37	6	1	68	(1)
Cash fund	54	(4)	9	29	41
Total flows, net	$100	$(6)	$(14)	$95	$10
Market appreciation/(depreciation)	208	83	243	297	(101)
Foreign exchange impact	55	(7)	(32)	38	(24)
Total market and foreign exchange impact	$263	$76	$211	$335	$(125)

Ending balance	$4,732	$4,369	$4,299	$4,102	$3,672

(1) AUM for passive alternative investments has been revised from prior presentations.
(2) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	3Q24	2Q24	3Q23	% QoQ		% YoY
Back office services	$1,167	$1,146	$1,138	1.8%		2.5%
Middle office services	99	93	96	6.5		3.1
Servicing fees	1,266	1,239	1,234	2.2		2.6
Management fees	527	511	479	3.1		10.0
Foreign exchange trading services	374	336	313	11.3		19.5
Securities finance	116	108	103	7.4		12.6
Front office software and data	146	152	130	(3.9)		12.3
Lending related and other fees	62	62	58	—		6.9
Software and processing fees	208	214	188	(2.8)		10.6
Other fee revenue	125	48	44	nm		nm
Total fee revenue	$2,616	$2,456	$2,361	6.5%		10.8%

Net interest income	723	735	624	(1.6)%		15.9%
Other income	(80)	—	(294)	nm		72.8%
Total Revenue	$3,259	$3,191	$2,691	2.1%		21.1%
Total revenue, excluding notable items(1)	$3,259	$3,191	$2,985	2.1%		9.2%

Net interest margin (FTE)(2)	1.07%	1.13%	1.12%	(0.06)%	pts	(0.05)%	pts
(1) See "3Q24 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(2) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees increased 3% compared to 3Q23, as higher average market levels and net new business, excluding a previously disclosed client transition, were partially offset by pricing headwinds, a previously disclosed client transition and lower client activity, including asset mix shift. Servicing fees increased 2% compared to 2Q24, mainly due to higher average market levels and net new business.

Management fees increased 10% compared to 3Q23 and 3% compared to 2Q24, primarily due to higher average market levels.

Foreign exchange trading services increased 19% compared to 3Q23, primarily due to higher client volumes and a $15 million revenue-related recovery from a 2018 FX benchmark litigation resolution, partially offset by lower spreads associated with lower average FX volatility. This $15 million revenue-related recovery contributed approximately 4% points to that increase. Foreign exchange trading services increased 11% compared to 2Q24, supported by higher client volumes and the $15 million revenue-related recovery.

Securities finance increased 13% compared to 3Q23 and increased 7% compared to 2Q24, mainly due to higher client lending balances, partially offset by lower spreads primarily resulting from muted industry specials activity.

Software and processing fees increased 11% compared to 3Q23, primarily due to higher Front office software and data revenue associated with CRD. Software and processing fees decreased 3% compared to 2Q24, mainly driven by lower Front office software and data revenue associated with CRD.
•Front office software and data increased 12% compared to 3Q23, primarily due to continued strong Software-enabled revenue growth, partially offset by lower On-premises renewals. Front office software and data decreased 4% compared to 2Q24, primarily driven by lower On-premises renewals, partially offset by continued strong Software-enabled revenue growth
•Lending related and other fees increased 7% compared to 3Q23, driven by stronger client demand
Other fee revenue increased $81 million compared to 3Q23 and increased $77 million compared to 2Q24, primarily reflecting a $66 million gain on sale of an equity investment.

Net interest income increased 16% compared to 3Q23, largely due to higher investment securities yields and loan growth, partially offset by deposit mix shift. Compared to 2Q24, NII decreased 2%, primarily driven by deposit mix shift and lower market rates, partially offset by higher investment securities yields.

Other Income was a loss of $80 million, mainly reflecting the loss on sale related to the repositioning of the investment portfolio.

Total revenues were positively impacted by currency translation of $6 million and $17 million compared to 3Q23 and 2Q24, respectively.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	3Q24	2Q24	3Q23	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$145	$146	$136	(0.7)%	6.6%
Provision for credit losses	26	10	—	nm	nm
Charge-offs	—	(11)	(2)	nm	nm
Ending Balance	$171	$145	$134	17.9%	27.6%

Total provision for credit losses was $26 million in 3Q24, primarily reflecting an increase in loan loss reserves associated with certain commercial real estate and leveraged loans, combined with a change in macroeconomic factors.

EXPENSES

(Dollars in millions)	3Q24	2Q24	3Q23	% QoQ		% YoY
Compensation and employee benefits	$1,134	$1,099	$1,082	3.2%		4.8%
Information systems and communications	463	454	411	2.0		12.7
Transaction processing services	255	250	241	2.0		5.8
Occupancy	105	106	101	(0.9)		4.0
Amortization of other intangible assets	56	60	60	(6.7)		(6.7)
Other	295	300	285	(1.7)		3.5
Total Expenses	$2,308	$2,269	$2,180	1.7%		5.9%

Effective tax rate	21.1%	22.1%	17.4%	(1.0)%	pts	3.7%	pts

Compensation and employee benefits increased 5% compared to 3Q23, mainly due to higher performance-based incentive compensation and employee benefits, partially offset by ongoing organizational process improvements and initiatives as well as net benefits from the joint venture consolidations in India, which collectively resulted in a 4% reduction in year-over-year headcount (pro-forma for joint venture associated headcount).(a) Compared to 2Q24, Compensation and employee benefits increased 3%, largely driven by higher salaries, performance-based incentive compensation and employee benefits.

Information systems and communications increased 13% compared to 3Q23 and increased 2% compared to 2Q24, largely from higher technology and infrastructure investments.

Transaction processing services increased 6% compared to 3Q23, primarily reflecting higher revenue-related costs associated with sub-custody, broker fees and market data. Transaction processing services increased 2% compared to 2Q24, mainly driven by revenue-related sub-custody costs.

(a) Pro-forma headcount reflects estimated total headcount for 3Q23 as if the headcount of the India joint ventures that were consolidated in 4Q23 and 2Q24 had been included in the prior period and is based on headcount in each joint venture at the end of the period.

Occupancy increased 4% compared to 3Q23, primarily driven by footprint expansion related to the joint venture consolidations in India, partially offset by footprint optimization and one-time vendor credits. Compared to 2Q24, Occupancy decreased 1%, mainly due to one-time vendor credits, partially offset by footprint expansion related to the joint venture consolidations in India.

Other expenses increased 4% compared to 3Q23, primarily due to higher professional services and travel costs. Compared to 2Q24, Other expenses decreased 2%, primarily reflecting lower professional services.

Total expenses were negatively impacted by currency translation of $9 million and $14 million compared to 3Q23 and 2Q24, respectively.

TAXES
The effective tax rate of 21.1% in 3Q24 increased from 17.4% in 3Q23, primarily due to the impact of the investment portfolio repositioning in 3Q23. Compared to 2Q24, the effective tax rate decreased from 22.1%, primarily due to higher discrete tax benefits this quarter.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	3Q24	2Q24	3Q23
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	11.6%	11.2%	11.0%
Tier 1 capital ratio	13.9	13.3	12.7
Total capital ratio	15.6	15.0	14.0

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	12.5	12.0	12.2
Tier 1 capital ratio	15.0	14.2	14.0
Total capital ratio	16.6	15.9	15.3

Tier 1 leverage ratio	5.5	5.3	5.8
Supplementary leverage ratio	6.4	6.3	6.3

Liquidity coverage ratio (LCR) (1)	107%	106%	109%
LCR - State Street Bank and Trust (1)	129%	134%	120%
(1) See the "In This News Release" section for further details on LCR and the calculation between State Street Corporation and State Street Bank and Trust.
Standardized capital ratios were binding for all periods included above.

CET1 (Standardized) ratio at quarter-end of 11.6% increased 0.6% points compared to 3Q23, and increased 0.4% points compared to 2Q24, both primarily due to capital generated from earnings and improved AOCI, partially offset by continued capital return and higher RWA.

Tier 1 leverage ratio at quarter-end of 5.5% decreased 0.3% points compared to 3Q23, reflecting higher average balance sheet levels, partially offset by capital generated from earnings and higher preferred equity. Tier 1 leverage ratio increased 0.2% points compared to 2Q24, mainly driven by capital generated from earnings and higher preferred equity, partially offset by higher average balance sheet levels.

LCR for State Street Corporation was approximately 107%, down 2% points compared to 3Q23, and up 1% point from 2Q24. LCR for State Street Bank and Trust was approximately 129%, up 9% points compared to 3Q23 and down 5% points from 2Q24.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Tuesday, October 15, 2024, at 12:00 p.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (800) 717-1738. The Conference ID# is 26547.

Recorded replay of the conference call will be available on the website and by telephone at (888) 660-6264 beginning approximately two hours after the call's completion. The Conference ID# is 26547 and the Playback Passcode is 26547#. The telephone replay will be available for approximately one month following the conference call.

This News Release, presentation materials referred to on the conference call, and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor News & Events" and under the title “Events & Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage and net stable funding ratios, on a quarterly basis on its website at http://investors.statestreet.com, under "Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 3Q24, State Street expects to publish its updates during the period beginning today and ending on or about November 9, 2024 and on or about November 14, 2024 for the liquidity coverage ratio.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $46.8 trillion in assets under custody and/or administration and $4.7 trillion* in assets under management as of September 30, 2024, State Street operates globally in more than 100 geographic markets and employs approximately 53,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of September 30, 2024 includes approximately $83 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be consistent over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time. State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•Servicing fee revenue wins/backlog represents estimates of future annual revenue associated with new servicing engagements State Street determines to be won during the current reporting period, which may include anticipated servicing-related revenues associated with acquisitions or structured transactions, based upon factors assessed at the time the engagement is determined by State Street to be won, including asset volumes, number of transactions, accounts and holdings, terms and expected strategy. These and other relevant factors influencing projected servicing fees upon asset implementation/onboarding will change from time to time prior to, upon and following asset implementation/onboarding, among other reasons, due to varying market levels and factors and client and investor activity and preferences. Servicing fee/backlog estimates are not updated to reflect those changes, regardless of the magnitude or direction of, or reason for, any change. Servicing fee revenue wins in any period include estimated fees attributable to both (1) services to be provided for new estimated AUC/A reflected in new asset servicing wins for the period (with AUC/A to be onboarded in the future) and (2) additional services to be provided for AUC/A already included in our end-of period AUC/A (i.e., for which other services are currently provided); and the magnitude of one source of servicing fee revenue wins relative to the other (i.e., (1) relative to (2)) will vary from period to period. Therefore, for these and other reasons, comparisons of estimated servicing fee revenue wins to estimated new asset servicing AUC/A wins for any period will not produce reliable fee per AUC/A estimates. See also the succeeding two bullets in this “In This News Release” section in reference to considerations applicable to pending servicing engagements, which similarly apply to engagements for which reported servicing fee revenue wins/backlog are attributable.
•New asset servicing mandates, including announced Alpha front-to-back investment servicing clients, may be subject to completion of definitive agreements, consents or assignments, approval of applicable boards and shareholders and customary regulatory approvals, the failure to complete any of which will prevent the relevant mandate from being installed and serviced. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates, servicing assets remaining to be installed in future periods and servicing fee revenues remaining to be installed in future periods are presented on a gross basis based on factors present on or about the time we determine the business to be won by us and are not updated based on subsequent developments, including changes in assets, market valuations, scope and, potentially termination. Such assets therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, and we provide varied services from our full suite of offerings to different clients. The basis for fees will also differ across regions and clients and can reflect pricing pressures traditionally experienced in our industry. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees also are generally affected by various factors, including investment product type and strategy and relationship pricing for clients, and are more sensitive to market valuations than are servicing fees. Therefore, no assumption should be drawn from management fees associated with changes in AUM levels.
•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and CRD for Private Markets and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue, revenue from affiliates and licensing fees (excluding the portion allocated to maintenance and support) from On-

premises software. Front office software and data ARR was $299 million, $345 million, and $356 million in 3Q23, 2Q24, and 3Q24, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for On-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 3Q24. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•State Street Bank and Trust's (SSBT) LCR is significantly higher than State Street Corporation's (SSC) LCR, primarily due to application of the transferability restriction in the U.S. LCR Final Rule to the calculation of SSC’s LCR. This restriction limits the amount of HQLA held at SSC’s principal banking subsidiary, SSBT and available for the calculation of SSC’s LCR to the amount of net cash outflows of SSBT. This transferability restriction does not apply in the calculation of SSBT’s LCR, and therefore SSBT’s LCR reflects the full benefit of all of its HQLA holdings.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-over-year (YoY) is the current period compared to the same period a year ago.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•Fee operating leverage is the rate of growth of total fee revenue less the rate of growth of total expenses, relative to the successive prior year period, as applicable.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denotes Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "On-premises" denotes On-premises revenue as recognized in the CRD business.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis, and is calculated by dividing FTE NII by average total interest-earning assets. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETFs and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of U.S. domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 3Q24 data for North America (U.S. domiciled) includes Morningstar actuals for July and August 2024 and Morningstar estimates for September 2024.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 3Q24 data for Europe is on a rolling three-month basis for June 2024 through August 2024, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth and sales prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “priority,” “will,” “expect,” “intend,” “aim,” “outcome,” “future,” “strategy,” “pipeline,” “trajectory,” “target,” “guidance,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•We could be adversely affected by political, geopolitical, economic and market conditions, including, for example, as a result of liquidity or capital deficiencies (actual or perceived) by other financial institutions and related market and government actions, the ongoing wars in Ukraine and in the Middle East, major political elections globally, actions taken by central banks to address inflationary and growth pressures, monetary policy tightening, periods of significant volatility in valuations and liquidity or other disruptions in the markets for equity, fixed income and other assets classes globally or within specific markets;
•Our development and completion of new products and services, including State Street Alpha® and those related to digital assets and artificial intelligence, may impose costs on us, involve dependencies on third parties and may expose us to increased operational, model and other risks;
•Our business may be negatively affected by our failure to update and maintain our technology infrastructure, or otherwise meet the increasing resiliency expectations of our clients and regulators, or as a result of a cyber-attack or similar vulnerability in our or business partners' infrastructure;
•Our risk management framework, models and processes may not be effective in identifying or mitigating risk and reducing the potential for related losses, and a failure or circumvention of our controls and procedures, or errors or delays in our operational and transaction processing, or those of third parties, could have an adverse effect on our business, financial condition, operating results and reputation;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of these transactions, including the consolidation of our operations joint ventures in India, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We have significant global operations and clients that can be adversely impacted by disruptions in key global economies, including local, regional and geopolitical developments affecting those economies;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets, governmental action or monetary policy. For example, among other risks, increases in prevailing interest rates or market conditions have led, and were they to occur in the future could further lead, to reduced levels of client deposits and resulting decreases in our NII or to portfolio management decisions resulting in reductions in our capital or liquidity ratios;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk of counterparties, who may also have substantial financial dependencies on other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our revenue and is subject to decline based on, among other factors, market and currency declines, investment activities and preferences of our clients and their business mix;
•If we are unable to effectively manage our capital and liquidity, our financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory requirements and considerations, including capital, credit and liquidity;
•We face extensive and changing government regulation and supervision in the jurisdictions in which we operate, which may increase our costs and compliance risks and may affect our business activities and strategies;
•Our businesses may be adversely affected by government enforcement and litigation;
•Our businesses may be adversely affected by increased and conflicting political and regulatory scrutiny of asset management stewardship and corporate sustainability or Environmental, Social and Governance (ESG) practices;

•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated results of operations and financial condition;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•We could face liabilities for withholding and other non-income taxes, including in connection with our services to clients, as a result of tax authority examinations;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•Shifting and maintaining operational activities to non-U.S. jurisdictions, changing our operating model, including by consolidating our operations joint ventures in India, and outsourcing to, or insourcing from, third parties expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings or operational improvements;
•Attacks or unauthorized access to our or our business partners' or clients' information technology systems or facilities, such as cyber-attacks or other disruptions to our or their operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts and customizing service delivery for clients expose us to increased operational risk, pricing and performance risk;
•We may not be able to protect our intellectual property or may infringe upon the rights of third parties;
•The quantitative models we use to manage our business may contain errors that could adversely impact our business, financial condition, operating results and regulatory compliance;
•Our reputation and business prospects may be damaged if investors in the collective investment pools we sponsor or manage incur substantial losses in these investment pools or are restricted in redeeming their interests in these investment pools;
•The impacts of climate change, and regulatory responses, and disclosure requirements related to such risks, could adversely affect us; and
•We may incur losses or face negative impacts on our business as a result of unforeseen events, including terrorist attacks, natural disasters, climate change, pandemics, global conflicts, an abrupt banking crisis and other geopolitical events, which may have a negative impact on our business and operations.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2023 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.